Exhibit 99.1

Contact:	J. Wes Frye
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE REPORTS THIRD-QUARTER EARNINGS INCREASE BY 10.0% TO
$0.99 PER DILUTED SHARE
 ______________________________

Operating Ratio Improves 90 Basis Points to a Third-Quarter Company Record of 82.1%

THOMASVILLE, N.C. - (October 29, 2015) - Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced financial results for the three-month and nine-month periods ended September 30, 2015. Revenue increased 4.8% to $779.5 million for the third quarter of 2015 from $743.6 million for the third quarter of 2014. Net income rose 8.3% to $84.4 million for the third quarter of 2015 from $77.9 million for the third quarter last year, while earnings per diluted share increased 10.0% to $0.99 from $0.90 for the same prior-year quarter. Old Dominion’s operating ratio improved 90 basis points to 82.1% for the third quarter of 2015 from 83.0% for the third quarter of 2014.

Revenue for the first nine months of 2015 was $2.24 billion, up 8.3% from $2.07 billion for the first nine months of 2014. Net income increased 17.6% to $232.5 million for the first nine months of 2015 from $197.6 million for the comparable period in 2014, while earnings per diluted share rose 18.3% to $2.71 from $2.29 last year. Old Dominion’s operating ratio was 82.8% for the first nine months of 2015, a 130 basis-point improvement over the 84.1% for the first nine months of 2014.

“We are pleased with Old Dominion’s performance for the third quarter,” commented David S. Congdon, Vice Chairman and Chief Executive Officer of Old Dominion. “We continued to win market share and produced significant improvement in our operating ratio, despite some softening in the economic environment. Our revenue growth for the quarter included a 6.6% increase in LTL tons that was partially offset by a 1.6% decrease in LTL revenue per hundredweight. This decrease in yield reflects the significant year-over-year decline in fuel surcharges, as we believe the pricing environment remained stable during the quarter. LTL revenue per hundredweight, excluding fuel surcharges, increased 5.2% for the third quarter of 2015 compared with the third quarter of 2014. LTL shipments continued to increase at a double-digit pace for the seventh consecutive quarter - up 11.7% for the third quarter - while LTL weight per shipment declined 4.6%.

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ODFL Reports Third-Quarter Financial Results

October 29, 2015

“Consistent with our long-term strategy of investing in the capacity and capabilities of our service center network, equipment and technology, our capital expenditures for the third quarter were $130.8 million and totaled $362.0 million for the first nine months of 2015. For full-year 2015, we expect capital expenditures to total approximately $451 million, including planned expenditures of $139 million for real estate and service center expansion projects, $278 million for tractors, trailers and other equipment and $34 million for technology and other assets.”

Mr. Congdon concluded, “The strength of our value proposition of delivering superior on-time, claims-free service at a fair price has continued to drive our ability to win market share. We believe our ability to consistently perform at industry-leading levels throughout the economic cycle strongly differentiates Old Dominion from our competition, validates our business model and positions us for further long-term growth and increased shareholder value.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Daylight Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call through November 29, 2015. A telephonic replay will also be available through November 12, 2015 at (719) 457-0820, Confirmation Number 256290.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We caution the reader that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing, including the use of fuel surcharges, such that our total overall pricing is sufficient to cover our operating expenses; (2) our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for diesel fuel and other petroleum-based products; (3) the negative impact of any unionization, or the passage of legislation or regulations that could facilitate unionization, of our employees; (4) the challenges associated with executing our growth strategy, including the inability to successfully consummate and integrate any acquisitions; (5) changes in our goals and strategies, which are subject to change at any time at our discretion; (6) various economic factors such as economic recessions and downturns in customers' business cycles and shipping requirements; (7) increases in driver compensation or difficulties attracting and retaining qualified drivers to meet freight demand; (8) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers' compensation, group health and group dental, including increased premiums, adverse loss development, increased self-insured retention levels and claims in excess of insured coverage levels; (9) cost increases associated with employee benefits, including compliance obligations associated with the Patient Protection and Affordable Care Act; (10) the availability and cost of capital for our significant ongoing cash requirements; (11) the availability and cost of new equipment and replacement parts, including regulatory changes and supply constraints that could impact the cost of these assets; (12) decreases in demand for, and the value of, used equipment; (13) the availability and cost of diesel fuel; (14) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws, engine emissions standards, hours-of-service for our drivers, driver fitness requirements and new safety standards for drivers and equipment; (15) the costs and potential liabilities related to various legal proceedings and claims that have arisen in the ordinary course of our business, some of which include class-action allegations; (16) the costs and potential liabilities related to governmental proceedings; (17) various risks arising from our international business operations and relationships; (18) the costs and potential adverse impact of compliance with, or violations of, current and future rules issued by the Department of Transportation, the Federal Motor Carrier Safety Administration, including its Compliance, Safety, Accountability initiative, and other regulatory agencies; (19) seasonal trends in the less-than-truckload industry, including harsh weather conditions; (20) our dependence on key employees; (21) the concentration of our stock ownership with the Congdon family; (22) the costs and potential adverse impact associated with future changes in accounting standards or practices; (23) potential costs associated with cyber incidents and other risks, including system failure, security breach, disruption by malware or other damage; (24) the impact of potential disruptions to our information technology systems or our service center

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ODFL Reports Third-Quarter Financial Results

October 29, 2015

network; (25) damage to our reputation from the misuse of social media; (26) dilution to existing shareholders caused by any issuance of additional equity; and (27) other risks and uncertainties described in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Our forward-looking statements are based upon our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements (i) as these statements are neither a prediction nor a guarantee of future events or circumstances and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

Old Dominion Freight Line, Inc. is a leading, less-than-truckload (“LTL”), union-free motor carrier providing regional, inter-regional and national LTL services, which include ground and air expedited transportation and consumer household pickup and delivery through a single integrated organization. In addition to its core LTL services, the Company offers a broad range of value-added services including container drayage, truckload brokerage, supply chain consulting and warehousing.

OLD DOMINION FREIGHT LINE, INC.
Financial Highlights

	Three Months Ended			Nine Months Ended
	September 30			September 30
(In thousands, except per share amounts)	2015	2014	% Chg.	2015	2014	% Chg.
Revenue	$779,474	$743,586	4.8%	$2,237,870	$2,066,849	8.3%
Operating income	$139,854	$126,262	10.8%	$384,318	$329,009	16.8%
Operating ratio	82.1%	83.0%		82.8%	84.1%
Net income	$84,368	$77,909	8.3%	$232,466	$197,645	17.6%
Basic and diluted earnings per share	$0.99	$0.90	10.0%	$2.71	$2.29	18.3%
Basic and diluted weighted average shares outstanding	85,247	86,165	(1.1)%	85,646	86,165	(0.6)%

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ODFL Reports Third-Quarter Financial Results

October 29, 2015

OLD DOMINION FREIGHT LINE, INC.
Statements of Operations

	Third Quarter				Year To Date
(In thousands, except per share amounts)	2015		2014		2015		2014
Revenue	$779,474	100.0%	$743,586	100.0%	$2,237,870	100.0%	$2,066,849	100.0%

Operating expenses:
Salaries, wages & benefits	406,592	52.2%	363,420	48.9%	1,162,457	51.9%	1,014,910	49.1%
Operating supplies & expenses	88,669	11.4%	111,670	15.0%	270,108	12.1%	327,881	15.9%
General supplies & expenses	24,350	3.1%	21,931	2.9%	69,175	3.1%	61,955	3.0%
Operating taxes & licenses	23,855	3.1%	21,338	2.9%	69,667	3.1%	61,006	3.0%
Insurance & claims	10,808	1.4%	10,118	1.4%	31,171	1.4%	27,927	1.3%
Communications & utilities	6,867	0.9%	6,320	0.8%	20,143	0.9%	19,156	0.9%
Depreciation & amortization	42,561	5.4%	37,707	5.1%	121,120	5.4%	106,920	5.2%
Purchased transportation	30,297	3.9%	34,590	4.6%	93,147	4.2%	96,883	4.7%
Building and office equipment rents	2,395	0.3%	2,880	0.4%	7,147	0.3%	7,899	0.4%
Miscellaneous expenses, net	3,226	0.4%	7,350	1.0%	9,417	0.4%	13,303	0.6%

Total operating expenses	639,620	82.1%	617,324	83.0%	1,853,552	82.8%	1,737,840	84.1%

Operating income	139,854	17.9%	126,262	17.0%	384,318	17.2%	329,009	15.9%

Non-operating expense (income):
Interest expense	1,163	0.2%	1,463	0.2%	3,901	0.2%	5,161	0.2%
Interest income	(33)	(0.0)%	(19)	(0.0)%	(187)	(0.0)%	(78)	(0.0)%
Other expense, net	1,866	0.2%	951	0.1%	2,544	0.1%	1,761	0.1%

Income before income taxes	136,858	17.5%	123,867	16.7%	378,060	16.9%	322,165	15.6%

Provision for income taxes	52,490	6.7%	45,958	6.2%	145,594	6.5%	124,520	6.0%

Net income	$84,368	10.8%	$77,909	10.5%	$232,466	10.4%	$197,645	9.6%

Earnings per share:
Basic and Diluted	$0.99		$0.90		$2.71		$2.29

Weighted average outstanding shares:
Basic and Diluted	85,247		86,165		85,646		86,165

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ODFL Reports Third-Quarter Financial Results

October 29, 2015

OLD DOMINION FREIGHT LINE, INC.
Operating Statistics

	Third Quarter			Year to Date
	2015	2014	% Chg.	2015	2014	% Chg.
Work days	64	64	—%	191	191	—%
Operating ratio	82.1%	83.0%		82.8%	84.1%
LTL intercity miles (1)	149,510	133,864	11.7%	422,463	370,605	14.0%
LTL tons (1)	2,075	1,946	6.6%	5,980	5,489	8.9%
LTL shipments (1)	2,689	2,407	11.7%	7,615	6,748	12.8%
LTL revenue per intercity mile	$5.09	$5.41	(5.9)%	$5.16	$5.43	(5.0)%
LTL revenue per hundredweight	$18.33	$18.62	(1.6)%	$18.22	$18.34	(0.7)%
LTL revenue per hundredweight, excluding fuel surcharges	$16.46	$15.64	5.2%	$16.20	$15.35	5.5%
LTL revenue per shipment	$282.90	$301.08	(6.0)%	$286.07	$298.40	(4.1)%
LTL revenue per shipment, excluding fuel surcharges	$254.01	$253.01	0.4%	$254.38	$249.68	1.9%
LTL weight per shipment (lbs.)	1,543	1,617	(4.6)%	1,570	1,627	(3.5)%
Average length of haul (miles)	927	929	(0.2)%	928	929	(0.1)%

(1) -	In thousands
Note:
Our LTL operating statistics exclude certain transportation and logistics services where pricing is generally not determined by weight. These statistics also exclude adjustments to revenue for undelivered freight required for financial statement purposes in accordance with our revenue recognition policy.

OLD DOMINION FREIGHT LINE, INC.
Balance Sheets

	September 30,	December 31,
(In thousands)	2015	2014
Cash and cash equivalents	$11,412	$34,787
Other current assets	424,794	398,356
Total current assets	436,206	433,143
Net property and equipment	1,971,210	1,743,245
Other assets	67,069	59,849
Total assets	$2,474,485	$2,236,237

Current maturities of long-term debt	$90,377	$35,714
Other current liabilities	273,795	219,924
Total current liabilities	364,172	255,638
Long-term debt	95,000	120,000
Other non-current liabilities	367,900	366,535
Total liabilities	827,072	742,173
Equity	1,647,413	1,494,064
Total liabilities & equity	$2,474,485	$2,236,237
Note: The financial and operating statistics in this press release are unaudited.

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